Exhibit 3.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
STERLING CHEMICALS, INC.

Pursuant to Sections 242 and 245 of the
Delaware General Corporation Law

     The undersigned, Richard K. Crump, certifies that he is the President and Chief Executive Officer of Sterling Chemicals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:
(1)	The name under which the Corporation was originally incorporated was STX Chemicals Corp. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 10, 1996.

(2)	The name of the Corporation was changed to Sterling Chemicals, Inc. pursuant to that certain Certificate of Amendment of the Certificate of Incorporation of STX Chemicals Corp. filed with the Secretary of State of the State of Delaware on August 21, 1996.

(3)	The original Certificate of Incorporation, as amended, was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 6, 2002.

(4)	The Amended and Restated Certificate of Incorporation was amended pursuant to that certain Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 19, 2005.

(5)	This Second Amended and Restated Certificate of Incorporation (this “Certificate”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and will be effective upon its filing with the Secretary of State of the State of Delaware.

(6)	The text of the original Amended and Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended and restated to read in its entirety as follows:

     FIRST: The name of the Corporation is “Sterling Chemicals, Inc.” (hereinafter, the “Corporation”).
     SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.
     THIRD: The purpose for which the Corporation is organized is to engage in any lawful acts and activities for which corporations may be organized under the DGCL, and the Corporation shall have the power to perform all lawful acts and activities.
     FOURTH:
     A. Authorized Capital Stock. The total number of shares of stock that the Corporation shall have the authority to issue is 20,125,000 shares of capital stock, consisting of (i) 125,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and (ii) 20,000,000 shares of common stock par value $0.01 per share (the “Common Stock”).
     B. Common Stock.
          1. Rights Generally. Except as otherwise expressly provided herein or as otherwise required by applicable law, all shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.
          2. Voting Rights of Common Stock Generally. Subject to any right that may be conferred upon holders of Preferred Stock to vote together with holders of Common Stock on any matter submitted to a vote of stockholders, or in respect of which written consents in lieu of a meeting are solicited, each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock registered in the name of such holder on the transfer books of the Corporation on each matter on which the common stockholders of the Corporation shall be entitled to vote. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation (as defined below)), holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation).
          3. Dividend Rights. Subject to the prior rights and preferences (if any) of the holders of any other class or series of stock having a preference as to dividends over the Common Stock, the holders of Common Stock will be entitled to receive, to the extent permitted by law, and to share equally and ratably, share for share, such dividends as may be declared from time to time by the Board of Directors, whether payable in cash, property, securities or otherwise of the Corporation.
          4. Liquidation, Dissolution or Other Winding Up of the Corporation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up of the Corporation, after distribution in full of preferential amounts, if any, to be distributed to the holders of shares of any other class or series of stock having a preference as to liquidating distributions over the Common Stock, the holders of the Common Stock shall be entitled to share equally and ratably, share for share, in all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders. For purposes of this Section, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other corporations shall be deemed to be a liquidation, dissolution or winding-up of the Corporation, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding-up of the business of the Corporation.
     C. Preferred Stock.
          1. Authority is hereby expressly granted to and vested in the Board of Directors to authorize from time to time the issuance of Preferred Stock in one or more series. With respect to each series of Preferred Stock authorized by it, the Board of Directors shall be authorized to establish by resolution or resolutions, and by filing a certificate pursuant to the applicable law of the State of Delaware (a “Preferred Stock Designation”), the following to the fullest extent now or hereafter permitted by the DGCL:
          (a) the designation of such series;
          (b) the number of shares to constitute such series;
          (c) whether such series is to have full, special or limited voting rights, or no voting rights;
          (d) if such series has voting rights, whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of the Common Stock or one or more other series of Preferred Stock;
          (e) the preferences and relative, participating, optional, conversion or other special rights (if any) of such series and the qualifications, limitations or restrictions (if any) with respect to such series;
          (f) the redemption rights and price(s), if any, of such series, and whether or not the             shares of such series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds are to be established, the periodic amount thereof and the terms and provisions relative to the operation thereof;
          (g) the dividend rights and preferences (if any) of such series, including, without limitation, (A) the rates of dividends payable thereon, (B) the conditions upon which and the time when such dividends are payable, (C) whether or not such dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends shall accumulate and (D) whether or not the payment of such dividends shall be preferred to the payment of dividends payable on the Common Stock or any other series of Preferred Stock;
          (h) the preferences (if any), and the amounts thereof, which the holders of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding-up of, or upon any distribution of the assets of, the Corporation;
          (i) whether or not the shares of such series, at the option of the Corporation or the holders thereof or upon the happening of any specified event, shall be convertible into or exchangeable for (A) shares of Common Stock, (B) shares of any other series of Preferred Stock or (C) any other stock or securities of the Corporation;
          (j) if such series is to be convertible or exchangeable, the price or prices or ratio or ratios or rate or rates at which such conversion or exchange may be made and the terms and conditions (if any) upon which such price or prices or ratio or ratios or rate or rates may be adjusted; and
          (k) such other rights, powers and preferences with respect to such series as the Board of Directors may deem advisable.
Any series of Preferred Stock may vary from any other series of Preferred Stock in any or all of the foregoing respects and in any other manner.
          2. The Board of Directors may, with respect to any existing series of Preferred Stock but subject to the Preferred Stock Designation creating such series, (a) increase the number of shares of Preferred Stock designated for such series by a resolution adding to such series authorized and unissued shares of Preferred Stock not designated for any other series or (b) decrease the number of shares of Preferred Stock designated for such series by a resolution subtracting from such series shares of Preferred Stock designated for such series (but not below the number of shares of such series then outstanding), and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.
          3. No vote of the holders of Common Stock or any class or series of Preferred Stock then issued and outstanding shall, unless otherwise expressly provided in a Preferred Stock Designation, be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate. Shares of any series of Preferred Stock that have been authorized for issuance pursuant to this Certificate and that have been issued and reacquired in any manner by the Corporation (including upon conversion or exchange thereof) shall be restored to the status of authorized and unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors and a Preferred Stock Designation as set forth above.
     D. Stock Options, Warrants, etc. Unless otherwise expressly prohibited in a Preferred Stock Designation creating any series of Preferred Stock, the Corporation shall have authority to create and issue warrants, rights and options entitling the holders thereof to purchase from the Corporation shares of the Corporation’s capital stock of any class or series or other securities of the Corporation for such consideration and to such persons, firms or corporations as the Board of Directors, in its sole discretion, may determine, setting aside from the authorized but unissued stock of the Corporation the requisite number of shares for issuance upon the exercise of such warrants, rights or options. Such warrants, rights and options shall be evidenced by one or more instruments approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, time for exercise and other terms of such warrants, rights or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.
     E. Restricted Equity Securities. Shares of Common Stock and certain other equity securities of the Corporation constituting “Restricted Equity Securities” (such term having the meaning ascribed to it in that certain Tag Along Agreement (as defined below) to which the Corporation is to be a party) are subject to certain restrictions on transfer specified in such Tag Along Agreement. In accordance therewith, the Restricted Equity Securities owned by any Restricted Holder shall not be Transferred in any Qualifying Transaction, and no Restricted Holder shall, and RAM shall not permit any RAM Affiliate to, Transfer any Restricted Equity Securities, in any Qualifying Transaction, in any case, without satisfaction of the conditions specified in Article III of such Tag Along Agreement. Any Transfer of Restricted Equity Securities by any Restricted Holder in violation of the Tag Along Agreement shall be void ab initio and of no force or effect. The Corporation shall not register the transfer on its books of any certificate representing shares of Restricted Equity Securities nor issue any certificates in lieu thereof unless in compliance with the terms and provisions of the Tag Along Agreement. For purposes of this Article FOURTH, the terms “Restricted Equity Securities,” “Qualifying Transaction,” “RAM,” “RAM Affiliate,” “Restricted Holder,” “Transfer” and “Transferred” shall have meanings ascribed to such terms in that certain Tag Along Agreement, to be entered into on and dated as of the “Effective Date” of (and as defined in) the Joint Plan of Reorganization ("Tag Along Agreement"), by and among the Corporation, Resurgence Asset Management, L.L.C., a Delaware limited liability company on behalf of itself and each of the RAM Affiliates and the Creditor’s Committee, on behalf of the Qualifying Holders, a copy of which is available upon written request delivered to the Secretary of the Corporation. This Section F. of this Article FOURTH shall not be amended without the approval of the Required Qualifying Holders.
     FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
     A. Board of Directors Generally.
          1. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.
          2. The number of directors constituting the entire board of directors shall be as set forth in or fixed from time to time pursuant to the Bylaws of the Corporation.
          3. Nominations of persons for election or reelection to the Board of Directors may be made by or at the direction of the Board of Directors. The Bylaws may set forth procedures for the nomination of persons for election or reelection to the Board of Directors and only persons who are nominated in accordance with such procedures (if any) shall be eligible for election or reelection as directors of the Corporation.
          4. Except as otherwise provided in this Certificate (including any Preferred Stock Designation), directors shall be elected by a plurality of the votes cast at the annual meetings of stockholders, and each director so elected shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.
          5. Except as otherwise provided in this Certificate (including any Preferred Stock Designation), unless otherwise provided by law, vacancies arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. If there are no directors then in office, an election of directors may be held in the manner provided by applicable law.
          6. Directors may be removed at any time for Cause (as defined below) by the vote of a majority of the directors then in office (excluding the director so sought to be removed). Directors may be removed at any time, and from time to time, without Cause, by the holders of a majority of the shares then entitled to vote at an election of directors. For purposes of this Certificate, “Cause” shall mean (i) conviction of any crime (whether or not involving the Corporation) constituting a felony in the jurisdiction involved, the time for appeal having expired; (ii) engaging in any substantiated act involving moral turpitude; or (iii) misappropriation of any Corporation assets.
     B. Power of Directors Concerning Bylaws. The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.
     C. Personal Liability of Directors. No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section C. of this Article FIFTH by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section C. of this Article FIFTH will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.
     D. General Powers of Directors. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall in validate any prior act of the directors which would have been valid if such Bylaws had not been adopted.
     SIXTH: Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, provided that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise on or after October 7, 2002 (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Article SIXTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.
     This Article SIXTH shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.
     The rights conferred on any Covered Person by this Article SIXTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

     Any repeal or modification of this Article SIXTH by the stockholders of the Corporation or changes in law, or the adoption of any other provisions of this Certificate inconsistent with this Article SIXTH will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not diminish or adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification or adoption of such inconsistent provision with respect to any acts or omissions occurring prior to such repeal or modification or amendment or adoption of such inconsistent provision.
     SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware as such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
     EIGHTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.
     NINTH: The Corporation hereby elects not to be governed by Section 203 of the DGCL.
     TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or hereafter amended and are granted subject to this reservation; provided that the Corporation shall not amend, alter, change or repeal any provision contained in Section E. of Article FOURTH hereof at any time prior to the termination of the Tag Along Agreement in accordance with its terms, without the approval of the holders of 95% of the outstanding Common Stock voting as a separate class.
     IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed this 29th day of April, 2008.

STERLING CHEMICALS, INC.
By:
/s/ Richard K. Crump
President and Chief Executive Officer